EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2011, except for Note 14 and Note 18 - Business Disposals and Results of Discontinued Operations as to which the date is September 6, 2013, with respect to the consolidated financial statements and schedule included in the Current Report on Form 8-K dated September 9, 2013 of Willbros Group, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Houston, Texas

September 9, 2013